Exhibit 10.6

SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), dated as of                      ,         , is made and entered into by and between OMNOVA Solutions Inc., an Ohio corporation (the “Company”), and                      (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive or a key employee of the Company or one or more of its Affiliates and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives and key employees, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that its senior executives and key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company; and

WHEREAS, the Company has determined that it is necessary to amend and restate this Agreement, as originally effective October 1, 1999, and now effective as of the date first set forth above in order to bring its provisions into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, including the regulations issued thereunder.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a ‘controlled group of corporations’ (within the meaning of Section 414(b) of the Code) with the Company, (ii) is ‘under common control’ (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an ‘affiliated service group’ (within the meaning of Section 414(m) of the Code) with the Company.

(b) “Base Pay” means the Executive’s annual base salary at a rate not less than the Executive’s annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board or a committee thereof or as specified in Annex A.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means that, prior to any Separation from Service pursuant to Good Reason, the Executive shall have been determined to have committed:

(i) a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(ii) intentional wrongful damage to property of the Company or any Subsidiary;

(iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(iv) intentional wrongful engagement in any Competitive Activity;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(e) “Change in Control” means the occurrence during the Term of any of the following events, subject to the provisions of Section 1(e)(v) hereof:

(i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii) The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv) The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Section 1(e)(i), (ii) or (iii) and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Agreement, if this Agreement shall thereupon become immediately operative.

(v) Notwithstanding the foregoing provisions of this Section 1(e):

(A) If the Board has made the determination mentioned in Section 1(e)(iv) and any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer, or other transaction or event, or series of transactions or events, mentioned in Section 1(e)(iv) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, then a majority of the Board members who made such determination may, by notice to the Executive, nullify the effect thereof and reinstate this Agreement as previously in effect, but without prejudice to any action that may have been taken prior to such nullification.

(B) Unless otherwise determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section (1)(e)(ii) solely because (X) the Company, (Y) a Subsidiary, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Competitive Activity” means the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completely fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(h) “Director” means a member of the Board.

(i) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” shall have the meaning set forth in Section 3(b).

(l) “Incentive Pay” means an annual amount equal to not less than the average of the annual bonus made or to be made in regard to services rendered in any fiscal year during the three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for, the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program or similar annual bonus plan, program or arrangement (whether or not funded) of the Company, or any successor thereto.

(m) “Involuntary Separation from Service” shall mean (i) a Separation from Service due to the independent exercise by the Company or a Subsidiary (or any successor company) of the unilateral authority to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request (except in the case of a Separation from Service due to Good Reason), where the Executive was willing and able to continue performing services, or (ii) a Separation from Service due to Good Reason.

(n) “Separation from Service” means the Executive’s termination from employment with the Company and all Affiliates on account of the Executive’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. The Executive will not be deemed to have experienced a Separation from Service if the Executive is on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. The Executive will not be deemed to have experienced a Separation from Service if the Executive provides continuing services that average more than 20 percent of the services provided by the Executive to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its Affiliates if the Executive has provided services to the Company or its Affiliates for less than 36 months). If the Executive provides services both as an employee and as an independent contractor of the Company, the Executive must cease services in both capacities to be treated as having experienced a Separation from Service. If the Executive ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Executive will not be considered to have a Separation from Service until the Executive has ceased providing services in both capacities. If the Executive provides services both as an employee of the Company and a member of the Board, the services provided as a Director are not taken into account in determining whether the Executive has a Separation from Service under this Agreement unless this Agreement is aggregated with any plan in which the Executive participates as a Director under Section 409A of the Code and the regulations thereunder.

(o) “Separation from Service Date” means the date upon which the Executive experiences a Separation from Service.

(p) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the second anniversary of the occurrence of the Change in Control, (ii) the Executive’s death, or (iii) the Executive’s attainment of age 65.

(q) “Specified Employee” means an employee of the Company or a Subsidiary who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code). The identification of Specified Employees shall be conducted by the Company using a method (i) reasonably designed to include all Specified Employees, (ii) applying an objectively determinable standard providing no direct or indirect election by the Executive, and (iii) resulting in no more than 200 employees being treated as Specified Employees for any given date. A Specified Employee determination shall take effect four months after the Company’s identification of the employees satisfying such requirements and shall be valid for the next following 12-month period.

(r) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of incentive stock options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(s) “Term” means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2009, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 2010, and each January 1 thereafter, the term of this Agreement under (i) above will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended, and (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(s), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but no benefits hereunder will be payable unless and until a Change in Control occurs.

3. Involuntary Separation from Service Following a Change in Control.

(a) If the Executive experiences an Involuntary Separation from Service during the Severance Period, the Executive shall be entitled to the benefits provided by Sections 4 and 5 unless such Separation from Service is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) The Executive becomes permanently disabled, but only if (A) such disability is within the meaning of the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control, and (B) Executive has begun and reasonably expects to continue to receive disability benefits pursuant to such plan; or

(iii) Cause.

(b) “Good Reason” means the Executive terminates his employment with the Company and its Subsidiaries during the Severance Period following the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

(i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the failure to reelect or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

(ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, (C) a reduction in the Executive’s opportunities for Incentive Pay (including but not limited to a reduction in target bonus percentage or target award opportunity (whether measured by dollar amount or management objectives)) provided by the Company, or (D) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Company within ten calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten calendar days after written notice to the Company from the Executive of such determination;

(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 12(a);

(v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties of his employment more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period, without, in either case, his prior written consent; or

(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within ten calendar days after receipt by the Company of written notice from the Executive of such breach.

(c) A termination by the Company pursuant to Section 3(a) (other than as described in Section 3(a)(i), (ii) or (iii)) or by Executive due to Good Reason, will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

4. Severance Compensation.

(a) Severance benefits to which the Executive is entitled pursuant to Section 3 are described on Annex A. The Company will pay to the Executive those amounts described in Paragraph (1) of Annex A within five business days following both receipt of the Release described in Section 10 (attached as Annex C) and expiration of the relevant revocation period described therein. The benefits and perquisites described in Paragraphs (3) (4), (5) and (6) of Annex A will be provided to the Executive as described therein.

The Company will pay or provide to the Executive the amounts described in Paragraph (2) of Annex A within three business days following both receipt of the Release described in Section 10 (and attached as Annex C) and expiration of the relevant revocation period described therein; provided that, if the Executive is a Specified Employee, to the extent that the amount described in Paragraph (2) of Annex A exceeds the lesser of two times (i) the Executive’s annualized compensation for the preceding calendar year, or (ii) the limit on compensation set forth in Section 401(a)(17) of the Code (the “Section 409A Severance Limit”), then payment under Paragraph (2) of Annex A shall be temporarily reduced by such amount as is necessary to ensure that the Section 409A Severance Limit is not exceeded (the unpaid amount the “Section 409A Severance Reduction Amount”) and will be paid within three business days following both receipt of the Release described in Section 10 (and attached as Annex C) and expiration of the relevant revocation period described therein. The Section 409A Severance Reduction Amount shall be paid to the Executive in a single lump sum payment six months following the Separation from Service Date. Notwithstanding the foregoing to the contrary, in the event that the Executive is a Specified Employee and Executive’s Involuntary Separation from Service occurs due to Good Reason, the Company will pay to the Executive the amounts described in Paragraph (2) of Annex A in a single lump sum payment six months following the Separation from Service Date.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 5, 6 and 7 will survive any termination or expiration of this Agreement or the Executive’s termination of employment following a Change in Control for any reason whatsoever.

5. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to (i) the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or (ii) the tax imposed by Section 409A of the Code (or any successor provision thereto) including the applicable treasury regulations, by reason of being considered “deferred compensation” as defined thereby, or any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (A) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (B) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (A). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Separation from Service Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive (unless the Executive is a Specified Employee, in which case the required Gross-Up Payment shall be paid to the Executive not sooner than six months following the Separation from Service Date); provided that such Gross-Up Payment will be made no later than the end of the Executive’s taxable year that follows the taxable year in which the Executive is assessed and pays any Excise Tax. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Sections 4999 and/or 409A of the Code (or any successor provision(s) thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations (unless the Executive is a Specified Employee, in which case the required Gross-Up Payment shall be paid to the Executive not sooner than six months following the Separation from Service Date); provided that such payment will be made no later than the end of the Executive’s taxable year that follows the taxable year in which the Executive is assessed and pays any Excise Tax.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company, provided such fees and expenses are incurred on or before the last day of the seventh taxable year of the Executive following the taxable year in which the Executive’s Separation from Service Date occurs and are reimbursed on or before the last day of the Executive’s taxable year following the taxable year in which the Executive is assessed and pays any Excise Tax. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof, provided such fees and expenses are incurred on or before the last day of the seventh taxable year of the Executive following the taxable year in which the Executive’s Separation from Service Date occurs and are reimbursed on or before the last day of the Executive’s taxable year following the taxable year in which Executive is assessed and pays any Excise Tax. In the event that, as a result of any audit or litigation, the Executive does not pay any Excise Tax, any fees and expenses of the Accounting Firm shall be reimbursed on or before the end of the Executive’s taxable year following the taxable year in which such audit is completed or there is a final and nonappealable settlement or other resolution of such litigation. Notwithstanding the foregoing to the contrary, the Company shall not reimburse any fees or expenses to an Executive who is a Specified Employee earlier than the date that is six months following the Executive’s Separation from Service Date.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest (provided such costs and expenses are incurred on or before the last day of the seventh taxable year of the Executive following the taxable year in which the Executive’s Separation from Service Date occurs and are reimbursed on or before the last day of the Executive’s taxable year following the taxable year in which Executive is assessed and pays any Excise Tax; provided further that, in the event that, as a result of any audit or litigation, the Executive does not pay any Excise Tax, any costs and expenses reimbursable under this Section 5(f) shall be reimbursed on or before the end of the Executive’s taxable year following the taxable year in which such audit is completed or there is a final and nonappealable settlement or other resolution of such litigation) and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and to sue for a refund, the

Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding the foregoing to the contrary, the Company shall not bear or pay any costs or expenses incurred in connection with a contest of any claim by the Internal Revenue Service where such costs or expenses are incurred after the last day of the seventh taxable year of the Executive following the taxable year in which the Executive’s Separation from Service Date occurs, and shall not pay such costs or expenses to the Executive earlier than a date that is six months following the Executive’s Separation from Service Date.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

(h) To address compliance with Section 409A of the Code, the Company and the Executive agree that the payments by Company described under this Section 5 will in no event be made later than (i) in the case of a payment to reimburse the Executive for taxes (including interest, penalties, or other similar items) paid to any taxing authority, the end of the calendar year after the calendar year in which the Executive remits those amounts to the taxing authority; (ii) in the case of a payment to reimburse the Executive for the costs, fees, and expenses of tax or accounting services, the end of the calendar year after the calendar year in which such amounts are incurred by the Executive; and (iii) in the case of a payment to reimburse the Executive for costs and expenses incurred in connection with a tax audit or related administrative or legal proceeding, the end of the calendar year after the calendar year in which the taxes subject to the audit or related proceeding are remitted to the taxing authority or where as a result of the audit or related proceeding no taxes are remitted the end of the calendar year after the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of any litigation resulting from the audit.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following termination of employment and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the third and fourth sentences of Paragraph (4) of Annex A.

7. Funding; Professional Fees and Expenses.

(a) It is the intent of the Company that the Executive not be required to incur fees and related expenses for the retention of attorneys, accountants, actuaries, consultants, and/or other professionals (“professionals”) in connection with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain one or more professionals of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior relationship between the Company and such professional, the Company irrevocably consents to the Executive’s entering into a relationship with any such professional, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and any such professional. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable fees and related expenses incurred by the Executive in connection with any of the foregoing.

(b) Without limiting the obligations of the Company pursuant to this Agreement, in the event a Change in Control occurs, the performance of the Company’s obligations under this Agreement shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party, providing, among other things for the payment of severance compensation to the Executive pursuant to

Section 4, and the Gross-Up Payment to the Executive pursuant to Section 5, and providing that the reasonable fees and related expenses of one or more professionals selected from time to time by the Executive pursuant to Section 7(a) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such professional in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) shall not limit the rights of the Executive hereunder. Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly, to the extent it has not previously done so, and in any event within five business days:

(A) transfer to trustees of such trust agreements, to be added to the principal of the trusts, a sum equal to (I) the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provisions of Sections 4 and 5 hereof, such present value to be computed using the assumptions set forth on Annex B, less (II) the balance in the Executive’s accounts provided for in such trust agreements as of the most recently completed valuation thereof, as certified by the trustee under each trust agreement; provided, however, that if the trustee under any trust agreement, respectively, does not so certify by the end of the fourth business day after the earlier of such Change in Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of severance compensation or other benefits hereunder by the trustee pursuant to any trust agreement shall, to the extent thereof, discharge the Company’s obligation to pay severance compensation and other benefits hereunder, it being the intent of the Company that assets in such trusts be held as security for the Company’s obligation to pay severance compensation and other benefits under this Agreement; and

(B) transfer to the trustees, to be added to the principal of the trusts under the trust agreements, the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) less any principal in such trusts on such fifth business day dedicated to the payment of the Company’s obligations under Section 7(a) hereto. Any payments of the Executive’s reasonable professional fees and related expenses by the trustees pursuant to the trust agreements shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that assets in such trust be held as security for the Company’s obligation under Section 7(a) hereof. The Executive understands and acknowledges that the corpus of the trust, or separate portion thereof, dedicated to the payment of the Company’s obligations under Section 7(a) hereto will be $500,000 and that such amount will be available to discharge not only the obligations of the Company to the Executive under Section 7(a) hereof, but also similar obligations of the Company to other executives and employees under similar provisions of other agreements.

(c) Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

8. Competitive Activity. During a period ending three (3) years following termination of employment, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary following the commencement of any action by or discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement entitling the Executive to severance benefits provided by Section 4.

10. Release. Payment of the severance compensation set forth in Section 4 hereto is conditioned upon the Executive executing and delivering a release (the “Release”) in the form provided in Annex C and the expiration of the applicable revocation period.

11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

12. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring, directly or indirectly, all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

18. Section 409A of the Code. This Agreement is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company and the Executive in entering this Agreement. The Company will discuss with Executive in good faith any amendment (consistent with the prior sentence) to this Agreement to comply with Section 409A of the Code in the event it is later determined that any provision herein causes this Agreement not to comply with Section 409A of the Code; provided that, in the event it is determined not to be feasible to so reform a provision of this Agreement as it applies to a payment or benefit due to the Executive or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code, and in such event all interest, penalties and excise taxes payable as a result of such noncompliance shall be reimbursed to the Executive by the Company as described under Section 5 of this Agreement.

19. Non-Duplication of Benefits: To the extent, and only to the extent, a payment or benefit that is paid or provided under Section 4 or Annex A of this Agreement would also be paid or provided for the same purpose under the terms of another applicable plan, program, agreement or arrangement, including, without limitation, the OMNOVA Solutions Inc. Involuntary Separation Pay Plan or the Corporate Officers’ Severance Plan of OMNOVA Solutions Inc., such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit(s) provided under this Agreement for the same purpose.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

[Executive]

OMNOVA SOLUTIONS INC.

By:
Kevin M. McMullen
Chairman and Chief Executive Officer

By:
Kristine C. Syrvalin
Secretary

Annex A

Severance Compensation

1. Base Pay and Annual Bonus. A lump sum payment in an amount equal to (a) any unpaid Base Pay through the date of the Executive’s Separation from Service and (b) any annual bonus payable in the year in which the Executive’s Separation from Service occurs, determined in accordance with the provisions of the Executive Incentive Compensation Program.

2. Severance Pay. A lump sum payment in an amount equal to three (3) times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Separation from Service Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(l)).

3. Performance Awards. All performance awards under the OMNOVA Solutions Inc. Long-Term Incentive Program, if any, will be paid in accordance with the provisions of such Program.

4. Health and Life Benefits. For a period of 36 months following the Separation from Service Date (the “Continuation Period”), the Company will arrange to provide the Executive with health benefits (the “Continued Health Benefits”) and life insurance benefits (the “Continued Life Insurance Benefits”) substantially similar to the respective health benefits and life insurance benefits that the Executive was receiving or entitled to receive immediately prior to the Change in Control. If and to the extent that any Continued Health Benefits or Continued Life Insurance Benefits described in this Paragraph 4 are not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such respective Continued Health Benefits or Continued Life Insurance Benefits. Continued Health Benefits and/or Continued Life Insurance Benefits otherwise receivable by the Executive pursuant to this Paragraph 4 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Separation from Service Date. The Executive shall have an affirmative obligation to report in writing to the Company the receipt of any such comparable benefits actually received by the Executive within 30 days of the commencement of such benefits. Continued Health Benefits provided in-kind, or if paid, then paid, by the Company pursuant to this Paragraph 4 shall be provided or paid respectively in a monthly amount equal to one-twelfth (1/12) of the actual cost of such Continued Health Benefits for the year in which they are provided. Continued Life Insurance Benefits provided in-kind, or if paid, then paid, by the Company pursuant to this Paragraph 4 shall be provided or paid respectively in a monthly amount equal to one-twelfth (1/12) of the actual cost of such Continued Life Insurance Benefits for the year in which they are provided. Notwithstanding the foregoing to the contrary, if the Executive is a Specified Employee on the Separation from Service Date, no payment for such Continued Life Insurance Benefits by the Company (whether to the Executive or applicable life insurance company) shall be made until six months following the Separation from Service Date, at which time the Company shall make a single lump sum payment to Executive in satisfaction of the first six months of such Continued Life Insurance Benefits. The Executive understands and agrees that, if the Executive is a Specified Employee on the Separation from Service Date, the Executive shall be responsible for timely payment of the actual cost of such Continued Life Insurance Benefits to the applicable life insurance company for the six months following the Separation from Service Date, and that failure to remit such payments timely may result in the cancellation of the applicable life insurance or other adverse action under the applicable life insurance policy.

5. Outplacement Services. Reasonable executive outplacement assistance (in an amount up to 20 percent of the Executive’s Base Pay) for expenses actually incurred by the Executive for a period not to exceed 12 months following the Separation from Service Date. Reimbursement for outplacement expenses shall be made within 30 days following submission of appropriate substantiation of such expenses (including completion of any administrative form(s) required by the Board), but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred.

6. Financial Counseling. Financial counseling in a manner similar to that provided to executive officers prior to a Change in Control for a period not to extend beyond the last day of the second calendar year following the calendar year in which occurs the Separation from Service Date.

A-2

Annex B

Funding Assumptions

In calculating the present value of payments to be made to the Executive under Sections 4 and 5 of the Agreement, as required by Section 7(b)(B) of the Agreement, the Company shall:

(1) Assume that all payments to be made to the Executive shall be paid on a date which is six (6) months following the date of the Change in Control; and

(2) Apply a discount factor which is equal to the yield to maturity, as reported in The Wall Street Journal, of the 26-week Treasury Bill most recently issued as of the date of the Change in Control.

Annex C

Form of Release

WHEREAS, the Executive has experienced a Separation from Service in accordance with Section 3(a) (other than as described in Section 3(a)(i), (ii) or (iii)) of the Severance Agreement dated as of                     , 20__, by and between                      (the “Executive”) and OMNOVA Solutions Inc. (the “Agreement”).

WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation as described in Annex A of the Agreement and the other benefits described in the Agreement.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release will become effective on the eighth day after the Executive signs this Release and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges OMNOVA Solutions Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination, on the basis of sex, race, age, national origin, marital status, religion, or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act (ADEA), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

Notwithstanding the foregoing to the contrary, this Release does not include a release of (i) the Executive’s right, if any, to benefits the Executive may be entitled to under any plan qualified under Section 401(a) of the Internal Revenue Code, including the OMNOVA Solutions Retirement Savings Plan and OMNOVA Solutions Consolidated Pension Plan, and COBRA benefits pursuant to Internal Revenue Code Section 4980B, (ii) any rights or claims the Executive may have under the Age Discrimination in Employment Act which arise after the date the Executive signs this Release or the Agreement, (iii) any rights pursuant to this Release and/or the related Severance Agreement, (iv) any rights pursuant to the Savings Benefit Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies, (v) any rights pursuant to the Pension Benefit Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies, (vi) any rights pursuant to any indemnification agreements between the Executive and the Company, (vii) the Executive’s right, if any, to benefits the Executive may be entitled to under any applicable directors and officers or other liability insurance policies, or (viii) any claim of an alleged violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

4. Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date he signs this Release;

(b) He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) He has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 21-day period as he desires; and

(d) He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Corporate Secretary at the Company. For such revocation to be effective, written notice must be actually received by the Corporate Secretary at the Company no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in Sections 4, 5 and 7 of the Agreement.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).

6. Once this Release becomes effective, the Executive waives and releases any claim that he has or may have to reemployment with the Company.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
Executive